EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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             NEW CANCER TREATMENT SYSTEM BY BSD MEDICAL DESTINED FOR
                          FOURTH MAJOR CHINESE HOSPITAL

        SALT LAKE CITY--December 15, 2005--BSD Medical Corp. (AMEX: BSM) today announced that a fourth BSD-2000 cancer treatment system has been purchased for installation in one of China's major hospitals. This system will be installed in Beijing at the prestigious Tsinghua University Hospital.

        The Tsinghua University Hospital is one of the oldest, largest and most respected traditional Chinese medical hospitals in the world. It is known for its expertise in combining traditional Chinese medicine with advanced western medicine and technology. Many Chinese government and industry leaders regularly seek treatment at the hospital as well as numerous "medical tourists" who travel from all over the world to Tsinghua University for diagnosis and treatment.

        Previous BSD-2000 installations in China are also in well-respected hospitals, including Dalian Municipal Hospital, Qingdao Central Hospital and Heilongjiang Province Cancer Treatment Hospital. The addition of the new system in Beijing adds a fourth strong reference site for the BSD-2000 in China. Installation of these initial BSD-2000 systems was possible after obtaining Chinese regulatory approval for the BSD-2000 earlier this year.

        BSD Medical produces systems that deliver precision focused RF/microwave energy to treat cancer, killing cancer directly and improving the effectiveness of radiation and chemotherapy. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for the development of the BSD-2000 cancer therapy system. For further information about BSD Medical and its cancer treatment systems visit the BSD website at www.BSDMedical.com.

        Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections or expectations of future events, including expectations for future sales of the BSD-2000 based on past successes, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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